UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 20, 2012

BIOSTAR PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-34708	20-8747899
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

No. 588 Shiji Xi Avenue
Xianyang City, Shaanxi Province
People’s Republic of China 712046
(Address of Principal Executive Office) (Zip Code)

86-029-33686638
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01. Entry into a Material Definitive Agreement.

Extension of the CFO Employment Term

On April 20, 2012, the Board of Directors (the “Board”) of Biostar Pharmaceutials, Inc. (the “Company”) approved an amendment to the Employment Agreement by and between the Company and Zack Zibing Pan, the Company’s Chief Financial Officer, to extend Mr. Pan’s employment term for another 24 month period. Mr. Pan was appointed as the Company’s CFO effective as of April 7, 2011 for the initial term of 12-months. Mr. Pan will continue to be compensated at the rate of USD$120,000 per annum (subject to review by the Board for subsequent increases on an annual basis). The Board also authorized a stock option grant pursuant to the Company’s stock option plan in the amount of 24,000 shares of the Company’s common stock per annum, at the exercise price of $1.68 per share (or exercise price equal to the average of the closing price for the Company’s securities for the five trading days of the week the execution of the amendment to the Employment Agreement). A copy of such amendment is attached as Exhibit 10.1 to this Current Report.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           The registrant hereby incorporates by reference the disclosure made in Item 1.01 below.

Item 9.01       Financial Statements and Exhibits

(c)              Exhibits.

10.1                 Amendment No. 1 to the Employment Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.
Biostar Pharmaceuticals, Inc.

By:	/s/ Zack Pan
Zack Pan, Chief Financial Officer

Date:           April 24, 2012